UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2009

EF Johnson Technologies, Inc.

(Exact name of Registrant as specified in Charter)

Delaware	0-21681	47-0801192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1440 Corporate Drive, Irving, Texas		75038
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (972) 819-0700

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                     Results of Operations and Financial Condition

On March 31, 2009, EF Johnson Technologies, Inc. (the “Company”) issued a press release announcing certain information regarding the Company’s results of operations for quarter ended December 31, 2008.  The press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 2.02 of Current Report on Form 8-K, including the accompanying exhibit, is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 4.02                     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 30, 2009, the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors concluded that, upon the recommendation of management, in consultation with Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, the Company’s previously issued financial statements for each of the quarters ended September 30, 2007 and March 31, June 30 and September 30, 2008, respectively, and for the fourth quarter and year ended December 31, 2007, require restatement.

During the third quarter of 2007, the Company entered into a memorandum of understanding with one of its vendors in an effort to resolve a dispute between the parties regarding an outstanding non-trade receivable.  The agreement granted credits on future purchases to the Company, and therefore should have been accounted for by reducing the cost of future inventory purchases, and subsequently cost of sales, over the period of the agreement, and the outstanding receivable should have been written off.  Prior to the restatement, the Company recorded credits received as a result of this agreement as collections of a receivable instead of a reduction of inventory cost.  As a result, the Company is writing off this “Other Receivable” balance as of the third quarter of 2007, and the related credits on future purchases received under this agreement are being treated as a reduction to cost of sales resulting from the lower cost basis of inventory.  The write-off of this receivable is being charged to cost of sales, as the transactions that generated the disputed receivables related to the transfer of inventory at cost to a contract manufacturer.  Based on estimated purchases, we anticipate that approximately $2.7 million of credits remaining at December 31, 2008 will be earned over the next two to three years pursuant to this agreement.

This adjustment is a non-cash adjustment in 2007 and 2008.  Future purchases covered by the memorandum of understanding will have a positive impact on our gross margin and operating income on a going forward basis.

The previously filed annual report on Form 10-K for 2007 and quarterly reports on Form 10-Q affected by the restatements have not been amended and should not be relied upon.  The Company will amend and restate the financial statements for each of the quarters ended September 30, 2007 and March 31, June 30 and September 30, 2008, respectively, and for the fourth quarter and year ended December 31, 2007, in its Annual Report on Form 10-K for the year ended December 31, 2008 in lieu of amending the aforementioned filings.

Item 8.01                     Other Events.

On March 31, 2009, the Company issued a press release regarding the matters disclosed above, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 8.01 of Current Report on Form 8-K, including the accompanying exhibit, is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01                     Financial Statements and Exhibits

(d) Exhibits

99.1	Press release of EF Johnson Technologies, Inc. issued on March 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EF Johnson Technologies, Inc.

Date: March 31, 2009	By:	/S/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Sr. Vice President and General Counsel

Index to Exhibits

99.1 Press release of EF Johnson Technologies, Inc. issued on March 31, 2009